Exhibit 10.8

May 25, 2012

Keith Scott

1588 Cervato Circle

Alamo, CA 94507

Dear Keith:

We are pleased to present the following offer of employment. This letter will summarize and confirm the details of our offer to you of employment by Lighting Science Group Corporation (the “Company”).

Start Date Your employment by the Company will commence on May 25,2012.

Position, Responsibilities & Duties Your initial job title will be Chief Commercial Officer. You will report to Steve Marton, Interim CEO and work in the Satellite Beach, Florida office. Your responsibilities and duties will be as the CEO may specify. You are expected to devote your full time professional efforts to the fulfillment of your responsibilities and duties and are expected to relocate to the Satellite Beach, Florida area within six months of your date of hire.

Base Compensation Your annual salary will be three hundred thousand United States dollars ($300,000.00) less standard payroll deductions and all required withholdings, and paid semi-monthly in accordance with the Company’s payroll policies.

Performance Bonus You will have an opportunity to earn up to 100% of your base salary through a Performance Bonus. Bonus plan metrics to be determined the Board.

Stock Options You will be eligible to participate in LSG’s stock option program, the Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Plan (the “Plan”), once you commence employment. On the date you commence employment, you will be granted an incentive stock option to purchase 0.5% of the fully diluted shares of our common stock at a strike price equal to the fair market value per share on the grant date. This grant will vest, and become exercisable, over a 4 year period and will be subject to the terms and conditions of the Plan and the stock option award agreement with respect to the grant. Notwithstanding any other provision in the award agreement, as of the business day immediately preceding a Change in Control, all non-vested shares shall become vested shares. Details of the stock option will be set forth in the stock option agreement, which will be provided to you shortly after the grant date. This grant is subject to final approval by the Compensation Committee of the Board of Directors.

Relocation

1.	House hunting visit – You will be provided with a local area visit for a period up to 7 days. The company will pay transportation, lodging and per diem to cover meals and miscellaneous expenses for this period. You should maintain records for expenses incurred. Expenses for your spouse will also be covered. Standard per diem rates will apply.

2.	Travel to new location – You and your family will be eligible for travel expenses when you move to the new location. Receipts for lodging, per diem (meals and miscellaneous expenses), mileage or travel via commercial airlines should be submitted on an expense report and given to accounts payable. In addition, the Company will cover the expenses for one round trip coach air fare per month for your wife for up to six months (six roundtrips.)

3.	Temporary lodging– Temporary lodging for you and your family will be provided for a period of up to 180 days or until permanent relocation is complete, whichever is shorter. Per Diem will be provided in the amount of $60 a day for up to 120 days for the employee. Monthly temporary lodging expenses will not be approved above $2,500.00. In addition, the Company will reimburse you for your current Country Club monthly dues up to $800.00 per month for up to 6 months.

4.	Relocation of household goods – The Company will cover moving expenses and related insurance coverage towards the moving of household goods to include packing and transportation of those household goods. The HR department will coordinate with the corporate moving company and estimates will be sent to the VP of HR from our corporate mover. Upon approval, corporate HR will authorize the movement of household goods and handle vendor payment.

5.	Closing costs current home –Closing costs on the sale of the current house will be covered if sold within one year of the start date. This includes real estate commission and non-recurring expenses. This will need to be substantiated by the settlement sheet.

6.	Closing Costs new home- LSG will reimburse you for the following reasonable and customary closing costs on the purchase of a home in the Satellite Beach area if within one year from your date of hire: customary non-recurring buyer closing costs (including property survey, credit reports, appraisal fees, mortgage application fees and title insurance;) transfer taxes normally paid by the buyer; legal fees, inspection fees, escrow fees.

7.	Repayment- You agree to repay to the Company all relocation expenses paid by the Company if you voluntarily leave the Company within one year after your date of hire.

Benefits The Company currently offers a comprehensive package of benefits for you and your qualified dependents including medical, dental, vision and life insurance options, effective first day of employment. Additionally, you are eligible for paid sick time off and paid holidays. You will be eligible to accrue twenty (20) days of paid vacation per year of employment. Additional details regarding benefits will be provided by the Company’s Human Resources department in due course. Also, you will be able to fly business class for trips in excess of five hours.

Required Documentation To comply with the government-mandated confirmation of employment eligibility, you will be required to complete an I-9 Employment Eligibility Verification form.

At Will Employment Please understand that your employment with the Company is at-will. This means that you or the Company may terminate your employment at any time, for any reason or for no reason, with or without notice. Accordingly, this letter is not a contract or commitment for continued employment. The Company also reserves the right to amend its benefits, plans or programs at any time.

Severance If your employment is terminated for reasons other than cause or change of control, you will receive severance in an amount equal to six months of base pay, which shall be paid to you either in a single or more lump sum payments or in accordance with the Company’s then-standard payroll schedule, whichever option the Company chooses. You will also receive assistance to relocate to a new location commensurate with the initial relocation benefits described above. Severance will be conditional upon your first executing a non-compete agreement, pursuant to the provisions set forth in Section 16 of the Employment Terms and Conditions, and executing (and not revoking) a valid waiver and release of all claims you may have against Lighting Science Group. Termination for cause will eliminate eligibility for severance.

Termination shall be deemed to be “for cause” if it is, in whole or part, based on: (i) your commission of an act of fraud, malfeasance, recklessness or gross negligence against the Company or any of its personnel, or in connection with the performance of your duties of employment hereunder; (ii) your commission of any act which is materially injurious to the Company, its personnel, its interests or its reputation; (iii) your indictment or conviction for, or plea of no contest to, any felony or any other crime involving moral turpitude; or (iv) your failure to fulfill your duties and /or responsibilities of employment hereunder.

Change Of Control If your employment by the Company or its successor is terminated by the Company or its successor within twelve (12) months following a change in control of the Company, you will receive severance equal to six months of your base pay. The severance pay will be conditional upon you first executing (and not revoking) a valid waiver and release of all claims you may have against Lighting Science Group.

Additional Terms & Conditions of Employment The Company requires its employees to sign and comply with additional terms and conditions of employment concerning confidentiality, assignment of inventions and works of authorship, non-competition, and non-recruitment. The additional terms and conditions of employment are attached.

If you wish to accept employment under the terms described above, please sign and date a copy of this letter and return the signed and dated copy to me no later than 1 day following the close of the Riverwood financing arrangement with the Company.

By signing this letter, you acknowledge that this offer letter supersedes any other offer, agreement, or promises made to you by anyone, whether oral or written, specifically concerning the offer of employment by the Company, and with the exception of the determination of the number of options as noted above, this letter comprises the complete agreement between you and the Company concerning the offer of employment by the Company.

If you have any questions regarding this offer, please do not hesitate to contact me at 321.610.5544.

I look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,	Agreed & Accepted:

/s/ Keith Scott
Keith Scott

Gerard Zack	Date: May 29, 2012
Vice President, Human Resources